Exhibit 99.1

LASALLE HOTEL PROPERTIES ANNOUNCES THAT SENIOR UNSECURED CREDIT

FACILITY INCREASES $150 MILLION TO $450 MILLION

BETHESDA, MD, January 14, 2008 — LaSalle Hotel Properties (NYSE: LHO) today announced its Senior Unsecured Credit Facility has total commitments of $450,000,000, an increase of $150,000,000. The additional commitments came from six banks that had previous commitments and one new bank. Terms and conditions of the Amended and Restated Senior Unsecured Credit Agreement were not modified.

LaSalle Hotel Properties’ Senior Unsecured Credit Facility is co-led by Bank of Montreal and Bank of America. Royal Bank of Scotland acts as Documentation Agent. The following banks also participate in the Senior Unsecured Credit Facility: BB&T, National City Bank, Raymond James, Royal Bank of Scotland, U.S. Bank, Wachovia Bank and Wells Fargo.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust, owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group and the Kimpton Hotel & Restaurant Group, LLC.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties–301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at

www.lasallehotels.com